Exhibit 5.1

Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza New York, New York 10112-0015 212.653.8700 main 212.653.8701 fax www.sheppardmullin.com

July 30, 2020

VIA EDGAR

Oncocyte Corporation

15 Cushing

Irvine, California 92618

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Oncocyte Corporation, a California corporation (the “Company”), in connection with the issuance of this opinion that relates to a Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement covers the resale, by the selling stockholders listed therein, from time to time pursuant to Rule 415 under the Securities Act as set forth in the Registration Statement, of 6,497,898 shares (the “Shares”) of the Company’s common stock, no par value (the “Common Stock”) which consist of (i) 1,685,807 shares of Common Stock delivered to the selling shareholders pursuant to the Agreement (as defined below), (ii) 229,869 shares (the “Escrow Shares”) of Common Stock currently held in escrow that may be delivered to the selling shareholders after adjustments for fractional shares following December 31, 2020, the indemnity holdback release date and (iii) 4,582,222 shares (the “Earnout Shares”) of Common Stock that may become issuable to the selling shareholders upon the achievement of certain revenues or milestones set forth in the Agreement and Plan of Merger among the Company, Cancer Dx Sub, Inc., Insight Genetics, Inc., the shareholders party thereto, and Paul A. Dahlhauser, as the equityholder representative, dated as of January 10, 2020 (the “Agreement”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement.

In connection with the issuance of this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and of public officials.

In our examination, we have assumed (a) the genuineness of all signatures, including endorsements, (b) the legal capacity and competency of all natural persons, (c) the authenticity of all documents submitted to us as originals, (d) the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies; and (e) the accuracy, completeness and authenticity of certificates of public officials.

Further, we have assumed with respect to any Earnout Shares, that: (i) the Earnout Shares will be issued only upon the achievement of all applicable revenues and milestones set forth in the Agreement, (ii) at the time of the issuance of the Earnout Shares the Company will continue to be validly existing and in good standing under the laws of its jurisdiction of organization, with the requisite corporate power and authority to issue the Earnout Shares, and (iii) that the issuance of the Earnout Shares at the time of issuance will be in conformity with the Company’s then operative articles of incorporation and bylaws and will not result in a default under or breach of any applicable requirement or restriction imposed by any court or governmental body having jurisdiction over the Company or its property or assets.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

1. The Shares have been duly authorized by all requisite corporate action on the part of the Company under the California General Corporation Law (the “CGCL”) and are validly issued, fully paid, and non-assessable.

2. The Escrow Shares have been duly authorized by all requisite corporate action on the part of the Company under the CGCL and, when delivered in accordance with the Agreement, will be validly issued, fully paid, and non-assessable.

3. The Earnout Shares have been duly authorized by all requisite corporate action on the part of the Company under the CGCL and, when issued and delivered in accordance with the Agreement, will be validly issued, fully paid, and non-assessable.

Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, the Escrow Shares, the Earnout Shares, the Agreement, or any other agreements or transactions that may be related thereto or contemplated thereby. We are expressing no opinion as to any obligations that parties other than the Company may have under or in respect of the Shares, the Escrow Shares or the Earnout Shares, or as to the effect that their performance of such obligations may have upon any of the matters referred to above. No opinion may be implied or inferred beyond the opinion expressly stated above.

The opinion we render herein is limited to those matters governed by the CGCL as of the date hereof and we disclaim any obligation to revise or supplement the opinion rendered herein should the above-referenced laws be changed by legislative or regulatory action, judicial decision, or otherwise. We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof.

This opinion letter is rendered as of the date first written above, and we disclaim any obligation to advise you of facts, circumstances, events, or developments that hereafter may be brought to our attention or that may alter, affect, or modify the opinion expressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations under the Securities Act. It is understood that this opinion is to be used only in connection with the offer and sale of the Shares, the Escrow Shares and the Earnout Sharesbeing registered while the Registration Statement is effective under the Securities Act.

Respectfully submitted,

/s/ Sheppard, Mullin, Richter & Hampton LLP

SHEPPARD, MULLIN, RICHTER & HAMPTON llp